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                     November 23, 2022

       Khurram P. Sheikh
       Chief Executive Officer
       KINS Technology Group, Inc.
       Four Palo Alto Square, Suite 200
       3000 El Camino Real
       Palo Alto, CA 94306

                                                        Re: KINS Technology
Group, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 8,
2022
                                                            File No. 001-39642

       Dear Khurram P. Sheikh:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Michael J. Mies, Esq.